Exhibit 99.1

Contacts:

William A. Hockett

EVP, Corporate Communications

(801) 584-3600

bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics’ Phase 2 Follow-on Study of Flurizan

Demonstrates Continued Benefit in Alzheimer’s Disease

Flurizan Continues to Slow Decline in Cognition, Behavior and Daily Activities Through 21 Months

Salt Lake City, March 12, 2006 – Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com) announced today that data from its Phase 2 follow-on study of Flurizan™ in patients with mild Alzheimer’s disease is being presented at the 19th annual meeting of the American Association of Geriatric Psychiatry. The data suggest that study participants on 800 mg BID of Flurizan continued to demonstrate increasing benefit through month 21 in the area of cognition and memory loss and that they maintained more of their global function and activities of daily living than those on 400 mg BID of Flurizan or than the projected placebo. Results of the Phase 2 study and a summary of the 9-months of follow-on data were presented by Daniel Christensen, M.D., Clinical Professor of Psychiatry, Clinical Professor of Neurology and Adjunct Professor of Pharmacology at the University Neuropsychiatric Institute, Salt Lake City, Utah.

The data suggest that during the follow-on period from months 12 to 21, the benefit of Flurizan on the measures of Alzheimer’s disease increases in terms of both effect size and significance, the longer patients remain on Flurizan. The efficacy of Flurizan in the first 12 months of the Phase 2 was measured as the difference between the rates of decline, or slopes, of the treated groups and the placebo group. In the follow-on study, because the placebo group has been randomized into the treatment arms, we are measuring the difference between the slopes of the treated groups and the slope of the placebo group during the first 12 months, extended through 21 months. The statistical significance of the resulting difference in slopes, or the effect size, is computed as a p value.

As measured by the performance of activities of daily living (ADCS-ADL), by patients taking 800 mg of Flurizan BID, there was a 52% effect size compared with the projected slope of the placebo at 21 months, with a significant value of p=0.029. In terms of the patient’s global function at 21 months, the CDR-sb scale showed a 75% effect size, with a value of p=0.0007, also significant. These data suggest that there is a substantial benefit from Flurizan on activities of daily living and global function, and that the benefit is increasing over time. The effect of Flurizan in improving cognitive decline, as measured on the ADAS-cog scale, has also increased, as shown by the effect size of 60% at 21 months. All three of the measures suggest sustained benefit from Flurizan in patients with mild Alzheimer’s disease.

	At 21 Months
	Effect Size*	(Significance, by slope analysis)
Activities of Daily Living	52%	(p = 0.029)
Global Function	75%	(p = 0.0007)
Cognition	60%	(p = 0.096)

*	Cohen’s d

“The 21 months of data give us further confidence in the power of our Phase 3 trial to demonstrate a benefit from Flurizan for Alzheimer’s patients,” said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. “The results are additional evidence that Flurizan appears to be modifying the course of the underlying disease process.”

About the Phase 2 Follow-on Study of Flurizan

After completion of Myriad’s 12-month Phase 2 trial of Flurizan, study participants in Canada were given the option to continue in a follow-on study. A total of 81% of those participants opted to join the follow-on study. Those participants who had previously received placebo during the Phase 2 trial were randomized into the 400 mg BID group or the 800 mg BID group, and are therefore not included in the data presented during the follow-on study. Participants who were taking Flurizan in the initial Phase 2 trial continued on the same dose that they had been receiving. However, neither patients and their caregivers, nor their doctors, know which arm of the study the patients are in. During the Phase 2, the observed patient dropout rate was lower than anticipated by the study plan and that trend has continued through 21 months.

About Myriad’s Phase 3 Trial of Flurizan in Alzheimer’s Disease

Based on the positive Phase 2 results, Myriad is enrolling patients with mild Alzheimer’s disease for a Phase 3 trial, at 130 centers across the United States. This enrollment is proceeding on schedule. The Phase 3 trial is a double blind, placebo-controlled trial. Patients will be randomized into one of two arms, receiving either 800 mg of Flurizan or placebo twice daily for the duration of the 12-month trial period. The study is designed to determine Flurizan’s ability to reduce the rate of cognitive decline and activities of daily living in patients with mild Alzheimer’s disease, as measured by the ADAS-cog test and the change in ADCS-ADL, respectively. Information on participation is available by calling (888) 459-4888.

About Flurizan

Flurizan is the first in a new class of drug candidates known as Selective Amyloid beta-42 Lowering Agents (SALAs). Flurizan lowered levels of Abeta42 in cellular assays and animal models. Abeta42 is the primary constituent of senile plaque that accumulates in the brain of patients with Alzheimer’s disease. It is thought to be the key initiator of Alzheimer’s disease, since Abeta42 has the greatest tendency to aggregate, cause neuronal damage and initiate amyloid deposits in the brain. Most genetic mutations that cause early-onset Alzheimer’s disease appear to do so by increasing production of Abeta42. Myriad believes that Flurizan is the most advanced drug candidate that inhibits the production of Abeta42 to be evaluated in a clinical trial for the treatment of Alzheimer’s disease.

About Myriad

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development and marketing of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Flurizan is a trademark of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include: the suggestion that continued treatment with Flurizan will provide continued and increasing benefits in patients with mild Alzheimer’s disease; the appearance that Flurizan is modifying the underlying course of the disease process; the continued encouragement of the Company by the potential of Flurizan to treat mild Alzheimer’s disease; the anticipated completion of enrollment in the Phase 3 trial in order to confirm similar efficacy results for Flurizan in a larger population; the continued, on schedule, enrollment of patients with mild Alzheimer’s disease in the Company’s Phase 3 trial at 130 U.S. sites; the design of the Phase 3 study, and the ability of the Phase 3 study, to successfully determine Flurizan’s ability to alter the course of cognitive decline and functional change in patients with mild Alzheimer’s disease as measured by the ADAS-cog test, and the change in ADCS-ADL, respectively; and the belief that Flurizan is the most advanced drug candidate in a clinical trial that inhibits the production of Abeta42 to be evaluated in a clinical trial for the treatment of Alzheimer’s disease. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s current Report on Form 8-K filed October 28, 2005. All information in this press release is as of March 12, 2006 and Myriad undertakes no duty to update this information unless required by law.